Exhibit 99.1

BPZ ENERGY REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS AND OPERATIONAL UPDATE

HOUSTON, TX – November 6, 2014 – BPZ Energy, (NYSE: BPZ) (BVL: BPZ), an independent oil and gas exploration and production company, today reported third quarter and nine-month 2014 financial results as well as an operational update.

President and CEO Manolo Zuniga commented, “We continue to focus on increasing production and cash flow by drilling additional wells and optimizing production at the Corvina and Albacora fields at Block Z-1. This resulted in growth rates of over 80% in year-over-year production and lower unit operating costs. Drilling and completion times are improving, with the new CX15-10D drilled and completed in 40 days. This well produced 515 bopd gross, or 263 bopd net to BPZ, over the last 24 hours.

While we continue to convert PUDs to PDPs at both fields, at Albacora we have also discovered deeper oil. The Albacora A-27 development well is being drilled, targeting the new deeper sands tested in other wells at the field, which could contribute positively to the year-end 2014 reserve evaluation.

We are also excited about the recently announced results of our Mancora gas discovery in Block XXIII and potential first gas sales. Our geologic models show that the Mancora gas play extends along a trend to the Piedra Redonda offshore field which further supports developing the gas market in northwest Peru, as well as providing potential exports to Ecuador. In recent months both countries have been collaborating closely to lay the groundwork for future gas projects in Peru and we have been a part of those discussions, along with our Block Z-1 partner. This includes our gas to power project, which we envision should be the anchor project for gas development in the region. Given the delay in completing the gas to power project, and the options we are now pursuing, we were required this quarter to record a non-cash impairment in the value of the assets, mainly for capitalized interest. This in no way impacts our intended purpose to develop the project.

Fourth quarter production at Block Z-1 is tracking ahead of third quarter levels with recent production of approximately 5,600 bopd gross, or 2,856 bopd net to BPZ, and we now expect to exit the year at a rate of 6,500 to 7,000 bopd gross, or 3,315 to 3,570 bopd net to BPZ. While Block Z-1 drilling and completion times are improving, the production growth timeline has shifted due to production logging tool (PLT) tests on several wells, and the timing of recommended work programs at both Corvina and Albacora fields based on those tests. At the current pace, nevertheless, we expect to achieve the best quarterly average gross production since drilling resumed at Block Z-1 last year, and also the highest quarterly rate ever achieved at Block Z-1.

Next year’s offshore and onshore capital programs are being reviewed in light of recent oil market volatility, but generally we anticipate further oil development drilling at the Corvina and Albacora fields, new drilling at Delfin to develop its oil potential and, if conditions permit, drilling at Piedra Redonda targeting deeper oil beneath the Mancora formation. In this respect, construction has begun on two drilling platforms for Delfin and Piedra Redonda scheduled to be installed by mid-2015. We believe we should be able to meet our capital spending plans and upcoming debt maturity with cash on hand, cash from operations, possible asset sales and additional financings, or a combination thereof.

All of these initiatives are in line with our commitment to expand our oil and gas production and reserve base in multiple fields, which should allow us to increase cash flow to enhance shareholder value.”

SUMMARY RESULTS:

Results for the third quarter ended September 30, 2014, compared with the third quarter ended September, 2013 were as follows:

●

Operating loss of $40.1 million, compared with an operating loss of $10.8 million. Excluding the non-cash impairment charge for the gas to power project of $41 million, third quarter 2014 operating income was $0.9 million.

●

Net loss of $45.3 million, or $0.39 per share, compared with a net loss of $15.3 million, or $0.13 per share. Excluding the third quarter 2014 non-cash impairment charge, the net loss for third quarter 2014 was $4.3 million, or $0.04 per share.

●	The company’s 51% share of production from Block Z-1 was 2,436 bopd compared with 1,330 bopd, or an increase of 83% year-over year.

●

Earnings before interest, income taxes, depletion, depreciation, amortization, and exploration expense (EBITDAX) was a positive $5.7 million compared with a negative $67,000. (EBITDAX is a non-GAAP measure. Please also see the reconciliation to net loss included at end of the press release.)

Results for the nine months ended September 30, 2014, compared with the nine months ended September, 2013 were as follows:

●	Operating loss of $33.6 million, compared with an operating loss of $30.8 million. Excluding the third quarter 2014 non-cash impairment charge, nine-month 2014 operating income was $7.4 million.

●

Net loss of $51.4 million, or $0.44 per share, compared with a net loss of $47.7 million or $0.41 per share. Excluding the third quarter 2014 non-cash impairment charge, the net loss for the nine-month 2014 period was $10.4 million, or $0.09 per share.

●	The company’s 51% share of production from Block Z-1 was 2,540 bopd compared with 1,414 bopd, or an increase of 80% year-over-year.

●	EBITDAX was a positive $26.4 million, compared with a negative $4.0 million.

Improved results for the three and nine-month 2014 periods, excluding the impairment charge for the gas to power project, when compared with the same periods last year, were due to higher revenues from increased production and lower overall expenses.

PRODUCTION

BPZ Energy maintains a 51% working interest in offshore Block Z-1, and the Company’s respective share of production is referenced as net oil production.

Net oil production from the Corvina and Albacora fields for the three months ended September 30, 2014 was 224 thousand barrels, or 2,436 bopd, compared to net oil production of 122 thousand barrels, or 1,330 bopd for the same period in 2013. For the nine months ended September 30, 2014, net oil production was 693 MBbls, or 2,540 bopd, compared to net oil production of 386 MBbls, or 1,414 bopd for the same period in 2013.

The increased net oil production in the first nine months of the year is a result of the reinitiated drilling campaign at Block Z-1 which began in the second half of 2013 and is currently ongoing, partly offset by declines from previous wells drilled at the Corvina CX-11 and Albacora platforms. The increased production in the Albacora field is from the A-18D, A-19D, A-21D and A-26D wells and the increased production from the CX-15 platform is from the CX15-1D, CX15-2D, CX15-3D, CX15-5D and CX15-7D wells.

REVENUE

For the three months ended September 30, 2014, oil revenue after royalty payments increased by $7.7 million to $20.2 million from $12.5 million for the same period in 2013. Total oil sales for the three months ended September 30, 2014 were higher at 215,000 barrels compared with 123,000 barrels for the same period in 2013. Net oil revenue rose due to increased oil volumes sold of 92,000 barrels, offset by a decrease of $7.43 per barrel in the average net realized price received from $101.46 to $94.03 per barrel.

For the nine months ended September 30, 2014, oil revenue after royalty payments increased by $26.7 million to $65.3 million from $38.6 million for the same period in 2013. Total sales for the nine months ended September 30, 2014 were 667,000 barrels compared to 388,000 barrels for the same period in 2013. Net oil revenue rose due to increased oil sales volumes of 279,000 barrels, offset by a decrease of $1.50 in the average per barrel sales price received from $99.42 to $97.92 per barrel.

The increase in amount of oil sold for the three and nine months ended September 30, 2014 compared to the same periods in 2013 is due to increased net oil production in Block Z-1.

EXPENSES

Lease Operating Expense (LOE)

For the three months ended September 30, 2014, lease operating expenses increased by $4.1 million to $9.4 million ($43.64 per Bbl) from $5.3 million ($43.24 per Bbl) for the same period in 2013. The increase is due to additional operating expenses with the offshore joint venture partner of $2.4 million, higher crude oil transportation expense of $2.3 million due to higher crude oil sales, and higher maintenance and repairs on vessel support services of $0.5 million, partially offset by lower costs of $0.6 million associated with the change in oil inventory in the three months ended September 30, 2014, compared to the change in oil inventory in the three months ended September 30, 2013, workover expenses decreasing $0.3 million due to no major workovers performed in 2014 compared to one major workover in 2013 and lower other lease operating expenses of $0.2 million.

For the nine months ended September 30, 2014, lease operating expenses increased by $1.3 million to $21.4 million ($32.01 per Bbl) from $20.1 million ($51.79 per Bbl) for the same period in 2013. The increase is due to higher crude oil transportation expense of $4.6 million due to higher crude oil sales, additional operating expenses with the offshore joint venture partner of $2.4 million and higher maintenance and repairs on vessel support services of $1.2 million, partially offset by workover expenses decreasing $5.0 million due to no major workovers performed in 2014 compared to one major workover in 2013, lower costs of $1.7 million associated with the change in oil inventory in the nine months ended September 30, 2014, compared to the change in oil inventory in the nine months ended September 30, 2013, and lower other lease operating expenses of $0.2 million.

General and Administrative Expense (G&A)

For the three months ended September 30, 2014, G&A expenses decreased $1.4 million to $5.2 million from $6.6 million for the same period in 2013.  Stock-based compensation expense, a subset of G&A expenses, was $0.7 million for the three months ended September 30, 2014 and $1.0 million for the same period in 2013. Other G&A expenses decreased $1.1 million to $4.5 million from $5.6 million for the same period in 2013. The $1.1 million decrease is due to lower salary and related costs of $1.1 million due to fewer employees.

For the nine months ended September 30, 2014, G&A expenses decreased by $0.7 million to $17.8 million from $18.5 million for the same period in 2013.  Stock-based compensation expense, a subset of G&A expenses, was $2.3 million for the nine months ended September 30, 2014 and $2.6 million for the same period in 2013. Other G&A expenses decreased $0.4 million to $15.5 million from $15.9 million for the same period in 2013. The $0.4 million decrease is due to lower salary and related costs of $2.3 million due to fewer employees and lower other G&A expenses of $0.7 million, partially offset by a $1.5 million increase due to higher indirect administrative charges from our Block Z-1 partner and a higher ship management fee of $1.1 million.

Geological, Geophysical and Engineering (GG&E)

For the three months ended September 30, 2014, geological, geophysical and engineering expenses decreased $0.2 million to $0.7 million compared to $0.9 million for the same period in 2013. This decrease is due to lower environmental impact assessment work costs to prepare for seismic programs.

For the nine months ended September 30, 2014, geological, geophysical and engineering expenses increased $0.8 million to $2.8 million compared to $2.0 million for the same period in 2013. This increase is due to higher overall geological, geophysical and engineering expenses, partially offset by lower environmental impact assessment work costs to prepare for seismic programs.

Depreciation, Depletion and Amortization Expense (DD&A)

For the three months ended September 30, 2014, DD&A expense decreased $3.1 million to $4.1 million from $7.2 million for the same period in 2013. For the nine months ended September 30, 2014, DD&A expense decreased $5.9 million to $16.2 million from $22.1 million for the same period in 2013.

For the three month and nine-month periods ended September 30, 2014, compared with the same periods last year, the decrease in DD&A is due to reserves added to the depletion base in 2014.

Standby Costs

For the three and nine months ended September 30, 2014, no standby costs were incurred.

During the three months ended September 30, 2013, the Company incurred standby costs of $0.7 million for the Petrex-21 rig which was on standby for approximately two months.

During the nine months ended September 30, 2013, the Petrex-10 rig was either partially or fully on standby for three months and two rigs, the Petrex-28 rig and Petrex-21 rig, were partially or fully on standby for approximately five months.

Other Operating Expense

For the three and nine months ended September 30, 2014, the Company incurred no other operating expense.

For the three and nine months ended September 30, 2013, the Company reported $2.7 million of other operating expense. Expensed costs related to historical pre-development drilling studies for drilling locations and platform technologies and associated capitalized interest as these locations and technologies may change and the Company does not see a future value of these studies.

Asset Impairments

For the three and nine months ended September 30, 2014, the Company incurred impairments of $41.0 million related to the gas to power project asset, due to recent developments that may change the extent or manner in which the asset may be used.

For the three and nine months ended September 30, 2013, the Company incurred no asset impairments.

OTHER INCOME (EXPENSE)

For the three months ended September 30, 2014, total other expense decreased $7.7 million to $2.6 million compared to $10.2 million during the same period in 2013. During the third quarter of 2013, the Company recognized a $3.4 million loss on extinguishment of debt from repayment of the $40.0 million secured debt facility and expenses of $2.5 million relating to the issuance of the 2017 Convertible Notes were also included in other expense. There were no similar expenses in the third quarter of 2014. An improved gain on derivatives, higher interest income and lower net interest expense also contributed to lower other expenses during the recent quarter.

For the nine months ended September 30, 2014, total other expense decreased $11.7 million to $11.1 million compared to $22.8 million during the same period in 2013 mainly due to a lower loss on extinguishment of debt, lower other expense and lower net interest expense.

INCOME TAXES

For the three months ended September 30, 2014, the Company recognized an income tax expense of $2.6 million on a loss before income taxes of $42.7 million. For the comparable 2013 period, the Company recognized an income tax benefit of $5.8 million on a loss before income taxes of $21.1 million.

For the nine months ended September 30, 2014, the Company recognized an income tax expense of $6.7 million on a loss before income taxes of $44.4 million. For the comparable 2013 period, the Company recognized an income tax benefit of $5.8 million on a loss before income taxes of $53.6 million.

The $6.7 million of income tax expense for the nine months ended September 30, 2014 relates to the Company’s exploration and production unit which had income before tax and a valuation adjustment recorded on the deferred tax balances of one of the Company’s subsidiaries engaged in the development of the gas to power project. The difference on the income tax of $6.7 million from the 22% statutory rate provided for under the Block Z-1 License Contract is due to foreign withholding on USA tax entities, deferred tax adjustments related to oil inventory, deferred tax adjustments on certain marine transactions, deferred tax valuation allowance adjustments, additional valuation allowances on certain foreign business units, and tax return to tax accrual adjustments.

LIQUIDITY, CAPITAL EXPENDITURES AND CAPITAL RESOURCES

Liquidity

At September 30, 2014, the Company had cash and cash equivalents of $79.0 million, restricted cash of $4.1 million, and a working capital deficit of $9.9 million.

Capital and Exploratory Expenditures

For the three months ended September 30, 2014, the Company’s non-Block Z-1 total capital and exploratory expenditures were $4.4 million, excluding capitalized interest of $3.4 million. For the nine-month period ended September 30, 2013, capital and exploratory expenditures were $19.9 million, excluding capitalized interest of $9.3 million.

For Block Z-1, Pacific Rubiales provided 100% funding for gross capital and exploratory expenditures of $112.7 million for the nine months ended September 30, 2014. These gross capital expenditures include approximately $46.5 million related to the CX-15 development drilling program, approximately $45.5 million related to the development drilling program in Albacora and expenditures incurred related to the Piedra Redonda platform of approximately $4.9 million, the Delfin platform of approximately $4.6 million, the CX-15 platform of approximately $2.0 million, and $9.2 million of various other project costs.

The Company’s remaining carry amount for Block Z-1 capital and exploratory expenditures at September 30, 2014 was $23.8 million.

Revision to the 2014 Estimated Capital and Exploratory Expenditures Budget

The Company’s $21.0 million estimated planned capital and exploratory expenditures onshore include $16.0 million for shallow drilling activities at Block XXIII as well as $5.0 million of other geological, geophysical and engineering activities.

The Company’s 51% share of the offshore Block Z-1 capital investments, of which $81.3 million is to be fully carried by Pacific Rubiales, is estimated at $103.0 million ($202.0 million gross).  The planned activities at Block Z-1 include $37.0 million of CX-15 developmental drilling for 6 wells, $30.0 million of Albacora developmental drilling for 4 wells plus a sidetrack, $18.0 million for two platforms, one at Delfin and one at Piedra Redonda and $18.0 million for projects and engineering and other expenditures. The total cost for the fabrication and installation of the two platforms is estimated to be $32.1 million ($62.9 million gross), which will be paid in 2014 and 2015.

The Company’s total estimated onshore and offshore capital expenditures for 2014, excluding capitalized interest, are approximately $42.7 million. This includes $21.0 million for the Company’s three onshore blocks in which the Company holds a 100% working interest and $21.7 million for the capital and exploratory expenditures for offshore Block Z-1, which would be the amount that could exceed the $81.3 million carry amount available to the Company from Pacific Rubiales, should the estimated investments all be incurred.

Capital Resources

At September 30, 2014, outstanding long-term debt and short-term debt consisted of the 2015 and 2017 Convertible Notes with an aggregate principal amount outstanding of $228.6 million. At September 30, 2014, the current and long-term portions of aggregate principal amounts were approximately $59.9 million and $168.7 million, respectively.

Major sources of funding for the Company to date have been oil sales, equity and debt financing activities and asset sales.  With the current cash balance, current and prospective Corvina and Albacora oil development cash flow and the carry amount funding related to our 51% participating interest in Block Z-1, and additional financing the Company believes it will have sufficient capital resources to execute its planned development projects as well as service its current obligations.

OPERATIONS UPDATE

Offshore Block Z-1 (51% working interest)

Block Z-1 Production

For the fourth quarter 2014 period through November 5, Block Z-1 production from the Albacora and Corvina fields has averaged approximately 5,350 bopd gross, or 2,729 bopd net to BPZ. For the last 24 hours production has averaged 5,560 bopd gross, or 2,836 net to BPZ.

CX-15 Platform Drilling Campaign

The CX15-10D well was drilled to a total measured depth of 8,035 feet and completed in late October 2014. For the past 24 hours, the well has averaged production of approximately 515 bopd gross, or 263 bopd net to BPZ. Average production for the last ten days has been approximately 375 bopd gross, or 191 bopd net to BPZ.

The CX15-14D is currently being drilled and is at a depth of approximately 2,700 feet. Estimated total depth of the well is 7,725 feet, with results expected in December.

Albacora A-27D Well in Progress

The A-27D well is currently being drilled inside the Lower Zorritos and is approximately 1,000 feet from estimated total depth of 14,500 feet. Results are expected in December.

Well Optimization

A work plan has been developed for three Albacora wells (A-21D, A-26D and A-19D) and three Corvina wells (CX11-19D, CX15-5D and CX15-2D) based on the analysis of PLT surveys and individual well production. An additional wireline line unit is being sought to expedite the work. It is anticipated that all the work can be completed by first quarter 2015. The A18D-ST well continues to be evaluated to further optimize oil production. Additional work is planned on the CX15-1D to retrieve a section of wireline cable lost in the hole while cleaning out sand, and then proceed with a plan to restore production and perforate a deeper oil sand.

A gas lift program for the Albacora, CX-11 and CX-15 platforms is also expected to be fully implemented by the first quarter of 2015. Gas lift is intended to help lift the fluid column from the respective wells.

Prospect Appraisal

T-Rex Engineering and Construction has been awarded the contract for two drilling platforms for Delfin and Piedra Redonda prospects located offshore Peru in Block Z-1, in water depths of 200 ft. and 250 ft. respectively. Construction of decks is underway at T-Rex facilities in Texas with jacket and pile construction is underway in Louisiana. Installation of the Delfin and Piedra Redonda platforms is scheduled for mid-year 2015.

At Delfin the Company is targeting oil in the Zorritos formation, which produced in the adjacent Corvina field as well as the Albacora field. A prior operator previously tested oil in the Zorritos formation. The first well will be drilled down to the Heath formation targeting additional oil reserves. At Piedra Redonda the Company is appraising gas in the Mancora formation, which was discovered by a previous operator and is believed to anchor the multi-Tcf potential of the Mancora formation which runs onshore into Block XXIII where the Company recently tested gas. The Piedra Redonda platform will also explore for oil in the deeper Eocene age formations, which has been mapped with the Block Z-1 acquired 3D seismic.

CONFERENCE CALL INFORMATION

The Company has scheduled a conference call and webcast to discuss third quarter 2014 financial and operational results on Friday, November 7, 2014 at 10:00 a.m. CST (11:00 a.m. EST). The live conference call may be accessed via the Investor Relations section of the Company’s website at www.bpzenergy.com or by accessing the following dial-in numbers. A replay will also be available on the Company’s website.

USA and Canada Dial-In:	877-293-5457

International Dial-In:	707-287-9344

ABOUT BPZ ENERGY

BPZ Energy is an independent oil and gas exploration and production company with license contracts covering 1.9 million net acres in four blocks located in northwest Peru. Current operations in these blocks range from early-stage exploration to production. The Company holds a 51% working interest in offshore Block Z-1, where development drilling is currently underway at the Corvina and Albacora fields with joint venture partner Pacific Rubiales Energy Corp. Onshore, the Company holds 100% working interests in Blocks XIX, XXII and XXIII which total 1.6 million acres. In southwest Ecuador, the Company owns a non-operating net profits interest in a producing property. BPZ Energy trades as BPZ Resources, Inc. on both the New York Stock Exchange and the Bolsa de Valores in Lima under ticker symbol “BPZ”. Please visit www.bpzenergy.com for more information.

FORWARD LOOKING STATEMENT

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on BPZ Energy’s (our) current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “will,” “expected,” "estimated,” and "prospective," and other similar expressions. These forward-looking statements involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include successful operation of our new platform in Corvina, the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

CAUTIONARY STATEMENT REGARDING CERTAIN INFORMATION RELEASES

The U.S. Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only "reserves" that a company anticipates to be economically producible by application of development projects to known accumulations, and there exists or is a reasonable expectation there will exist, the legal right to produce, or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project. We are prohibited from disclosing estimates of oil and gas resources that do not constitute "reserves" in our SEC filings, including any estimates of prospective resources included in this press release.  We may use certain terms in this press release such as “potential” and “prospective” resources which imply the existence of quantities of resources which the SEC guidelines strictly prohibit U.S. publicly registered companies from including in reported reserves in their filings with the SEC. With respect to "probable" and "possible" reserves, we are required to disclose the relative uncertainty of such classifications of reserves when they are included in our SEC filings. The definition of prospective resources has been excerpted from the Petroleum Resources Management System approved by the Society of Petroleum Engineers (SPE) Board of Directors, March 2007. Prospective resources are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from undiscovered accumulations by application of future development projects. Prospective resources have both an associated chance of discovery and a chance of development. Prospective resources are further subdivided in accordance with the level of certainty associated with recoverable estimates assuming their discovery and development and may be sub-classified based on project maturity. Further, the reserves estimates contained in this press release are not designed to be, nor are they intended to represent, an estimate of the fair market value of the reserves.

The Company is aware that certain information concerning its operations and production is available from time to time from Perupetro, an instrumentality of the Peruvian government, and the Ministry of Energy and Mines ("MEM"), a ministry of the government of Peru as well as other governmental agencies or instrumentalities. This information is available from the websites of Perupetro and MEM and may be available from other official sources of which the Company is unaware. This information is published by Perupetro and MEM outside the control of the Company and may be published in a format different from the format used by the Company to disclose such information, in compliance with SEC and other U.S. regulatory requirements.

Additionally, the Company’s joint venture partner in Block Z-1, Pacific Rubiales Energy Corp. (“PRE”), is a Canadian public company that is not listed on a U.S. stock exchange, but is listed on the Toronto (TSX), Bolsa de Valores de Colombia (BVC) and BOVESPA stock exchanges. As such PRE may be subject to different information disclosure requirements than the Company. While PRE is subject to various confidentiality requirements regarding us, information concerning the Company, such as information concerning energy reserves, may be released by PRE outside of our control and may be released in a format different from the format the Company uses to disclose such information, incompliance with SEC and other U.S. regulatory requirements.

The Company provides such information in the format required, and at the times required, by the SEC and as determined to be both material and relevant by management of the Company. The Company urges interested investors and third parties to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. These filings can also be obtained from the SEC via the internet at www.sec.gov.

###

INVESTOR AND MEDIA CONTACT:

A. Pierre Dubois

Investor Relations & Corporate Communications

BPZ Energy

(281) 752-1240

pierre_dubois@bpzenergy.com

BPZ Resources, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months			Nine Months
	3Q 2014	2Q 2014	3Q 2013	2014 YTD	2013 YTD
Net revenue:
Oil revenue, net	$20,174	$24,190	$12,500	$65,268	$38,557
Other revenue	176	65	29	313	99

Total net revenue	20,350	24,255	12,529	65,581	38,656

Operating and administrative expenses:
Lease operating expense	9,383	6,744	5,319	21,350	20,094
General and administrative expense	5,259	6,375	6,572	17,831	18,498
Geological, geophysical and engineering expense	705	1,270	857	2,796	1,961
Depreciation, depletion and amortization expense	4,087	5,503	7,246	16,202	22,105
Standby costs	-	-	705	-	4,073
Other operating expense	-	-	2,683	-	2,683
Asset impairments	41,000	-	-	41,000	-

Total operating and administrative expenses	60,434	19,892	23,382	99,179	69,414

Operating income (loss)	(40,084)	4,363	(10,853)	(33,598)	(30,758)

Other income (expense):
Income (loss) from investment in Ecuador property, net	242	(9)	(8)	225	161
Interest expense, net	(3,296)	(3,513)	(3,559)	(10,646)	(12,137)
Loss on extinguishment of debt	-	(1,245)	(3,436)	(1,245)	(7,222)
Gain (loss) on derivatives	241	(269)	(457)	2	272
Interest income	428	345	128	778	175
Other expense	(195)	(96)	(2,907)	(224)	(4,054)

Total other expense, net	(2,580)	(4,787)	(10,239)	(11,110)	(22,805)

Loss before income taxes	(42,664)	(424)	(21,092)	(44,708)	(53,563)

Income tax expense (benefit)	2,628	2,125	(5,771)	6,703	(5,818)

Net loss	$(45,292)	$(2,549)	$(15,321)	$(51,411)	$(47,745)

Basic net loss per share	$(0.39)	$(0.02)	$(0.13)	$(0.44)	$(0.41)
Diluted net loss per share	$(0.39)	$(0.02)	$(0.13)	$(0.44)	$(0.41)

Basic weighted average common shares outstanding	116,399	116,342	116,009	116,262	115,911
Diluted weighted average common shares outstanding	116,399	116,342	116,009	116,262	115,911

BPZ Resources, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$79,496	$57,395
Accounts receivable	6,597	21,630
Income taxes receivable	2,007	2,134
Value-added tax receivable	2,273	10,490
Inventory	13,171	17,368
Restricted cash	-	1,250
Prepaid and other current assets	5,082	5,419

Total current assets	108,626	115,686

Property, equipment and construction in progress, net	186,785	217,753
Restricted cash	4,109	4,109
Other non-current assets	6,080	5,065
Investment in Ecuador property, net	509	534
Deferred tax asset	58,203	63,602

Total assets	$364,312	$406,749

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,688	$3,127
Accrued liabilities	11,837	11,246
Other liabilities	40,849	24,494
Accrued interest payable	324	5,119
Derivative financial instruments	-	30
Current maturity of long-term debt	58,849	-

Total current liabilities	118,547	44,016

Asset retirement obligation	2,920	1,564
Other non-current liabilities	-	16,755
Long-term debt, net	153,780	206,939

Total long-term liabilities	156,700	225,258

Commitments and contingencies

Stockholders’ equity:
Preferred stock, no par value, 25,000 authorized; none issued and outstanding	-	-
Common stock, no par value, 250,000 authorized; 118,652 and 117,526 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	572,062	569,061
Accumulated deficit	(482,997)	(431,586)

Total stockholders’ equity	89,065	137,475

Total liabilities and stockholders’ equity	$364,312	$406,749

Reconciliation of non-GAAP measure

The table below represents a reconciliation of EBITDAX to the Company’s net income (loss), which is the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in thousands)
Net loss	$(45,292)	$(15,321)	$(51,411)	$(47,745)
Interest expense	3,296	3,559	10,646	12,137
Loss on extinguishment of debt	-	3,436	1,245	7,222
Income tax expense (benefit)	2,628	(5,771)	6,703	(5,818)
Depreciation, depletion and amortization expense	4,087	7,246	16,202	22,105
Geological, geophysical and engineering expense	705	857	2,796	1,961
Other operating expense	-	2,683	-	2,683
Asset impairments	41,000	-	41,000	-
Other (income) expense	(475)	2,787	(779)	3,718
(Gain) loss on derivatives	(241)	457	(2)	(272)
EBITDAX (a)	$5,708	$(67)	$26,400	$(4,009)

(a) Earnings before interest, income taxes, depletion, depreciation and amortization, exploration expense and certain non-cash charges (“EBITDAX”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. “GAAP” refers to generally accepted accounting principles in the United States of America. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever the Company refers to a non-GAAP financial measure, it also presents the most directly comparable financial measure presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure. Management believes that EBITDAX may provide additional helpful information with respect to the Company’s performance or ability to meet its debt service and working capital requirements.